Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, MO 63017

REINSURANCE GROUP OF AMERICA TO HOST INVESTOR DAY

ST. LOUIS, March 22, 2023 – Reinsurance Group of America, Incorporated (NYSE: RGA) will host a conference for institutional investors and analysts at The St. Regis in New York City on Thursday, June 15, 2023, from 8:30 a.m. to 11:30 a.m. Eastern time.

The presentation materials and a live audio webcast will be accessible at www.rgare.com under the Investors tab the morning of the event. A recording of the audio webcast will be made available and posted to the website after the event. Webcast viewers are encouraged to visit the website at least 15 minutes prior to the presentation to download and install any necessary software. Presentation slides will be available at www.rgare.com, through the link on the Investors tab.

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA celebrates its 50th anniversary in 2023. Over the past five decades, RGA has become one of the world’s largest and most respected reinsurers and is listed among Fortune’s World’s Most Admired Companies. The global organization is guided by a fundamental purpose: to make financial protection accessible to all. RGA is widely recognized for superior risk management and underwriting expertise, innovative product design, and dedicated client focus. RGA serves clients and partners in key markets around the world and has approximately $3.4 trillion of life reinsurance in force and assets of $84.7 billion as of December 31, 2022. To learn more about RGA and its businesses, visit www.rgare.com. Follow RGA on LinkedIn and Facebook.

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FOR MORE INFORMATION:

Lynn Phillips

Vice President, Corporate Communications

RGA

636-736-2351

lphillips@rgare.com

Lizzie Curry

Director, Public Relations

RGA

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

RGA

636-736-2068

jhopson@rgare.com